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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                           PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:

                                  PRUDENTIAL MID-CAP VALUE FUND

Address of Principal
 Business Office
 (No. & Street, City,
  State, Zip Code):               100 Mulberry Street, Gateway Center Three,
                                  Newark, New Jersey  07102-4077

Telephone Number (including
 area code):                      (973) 367-7530

Name and Address of agent for
 service of process:              S. Jane Rose
                                  Prudential Mid-Cap Value Fund
                                  100 Mulberry Street, Gateway Center Three,
                                  Newark, New Jersey 07102-4077

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


            [X] Yes                            [ ] No

    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 23rd day of December, 1997.


                                  PRUDENTIAL MID-CAP VALUE FUND



                                  /s/ Richard A. Redeker
                                  -------------------------------------
                                  Richard A. Redeker, President


Attest:  /s/  Marguerite E. H. Morrison
       ------------------
       Marguerite E. H. Morrison
       Assistant Secretary